Exhibit 10.8

Execution Version

EXTENSION OF WAIVER AND CONSENT

EXTENSION OF WAIVER AND CONSENT under the Credit Agreement referred to below, dated as of June 12, 2014 (this “Consent Extension”), among THE HERTZ CORPORATION, a Delaware corporation (the “Parent Borrower”), PUERTO RICANCARS, INC., a Puerto Rico corporation (“Puerto Ricancars” and, together with the Parent Borrower, the “Borrowers”), GELCO Corporation d/b/a GE Fleet Services (“GELCO”), as administrative agent, domestic collateral agent and PRUSVI collateral agent under the Credit Agreement referred to below (in such capacities, respectively, the “Administrative Agent”, the “Domestic Collateral Agent” and the “PRUSVI Collateral Agent”), and the other parties signatory hereto.

RECITALS

WHEREAS, the Borrowers have entered into that certain Credit Agreement, dated as of September 22, 2011 (as amended by the First Amendment, dated as of December 12, 2012 and as further amended, amended and restated, supplemented or otherwise modified (including pursuant to the Waiver and Consent referred to below) from time to time, the “Credit Agreement”) among the Borrowers, the Lenders from time to time party thereto, GELCO as, as Administrative Agent, Domestic Collateral Agent and PRUSVI Collateral Agent and the other financial institutions party thereto;

WHEREAS, the Borrowers, the Administrative Agent, the Domestic Collateral Agent and PRUSVI Collateral Agent are party to that certain Waiver and Consent, dated as of May 16, 2014 (the “Waiver and Consent”) pursuant to which the Lenders consented to extend the date for delivery of the March 2014 Quarterly Financial Statements (as defined therein) and certain other information to the Extended Delivery Date (as defined therein) and granted the waivers specified therein until the Extended Delivery Date;

WHEREAS, the Parent Borrower has requested that the Lenders consent to extend the Extended Delivery Date specified in the Waiver and Consent, including for delivery of financial and other information for the second fiscal quarter of 2014;

WHEREAS, the Parent Borrower has concluded that the financial statements of the Parent Borrower and its consolidated subsidiaries for the fiscal year 2011 must be restated;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                           Defined Terms.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Waiver and Consent or in the Credit Agreement, as applicable.

Section 2.                                           Extension of Waiver and Consent.

(a)                                                                                 The Lenders hereby (i) agree to amend the Waiver and Consent by deleting the phrase “June 15, 2014” in Section 2(a) of the Waiver and Consent and substituting therefor the phrase “November 14, 2014” and (ii) agree that each reference to the “Extended Delivery Date” in the Waiver and Consent and in this Section 2 shall be construed to be a reference to the date November 14, 2014, including without limitation for purposes of the waivers set forth in Sections 2(b) and 2(c) of the Waiver and Consent, and the agreement and acknowledgement set forth in Section 2(d) of the Waiver and Consent.

(b)                                 The Lenders hereby agree to amend the Waiver and Consent by:

(i)             deleting the phrase “fiscal quarter ended March 31, 2014” in Section 2(a) of the Waiver and Consent and substituting therefor the phrase “fiscal quarters ended March 31, 2014 and June 30, 2014”,

(ii)          deleting the phrase “March 2014” each time such phrase appears in Sections 2(a) and 2(b) and in the recitals of the Waiver and Consent,

(iii)       deleting the phrase “for the fiscal quarter ended March 31, 2014” and substituting therefor the phrase “for the fiscal quarters ended March 31, 2014 and June 30, 2014” in subclause (ii) of Section 2(b) of the Waiver and Consent,

(iv)      inserting the phrase “, provided that this subclause (ii) shall not be applicable with respect to Indebtedness (x) in respect of which a Default Notice has been given to commence a grace period that will lapse prior to the Extended Delivery Date or to declare an occurrence of an event of default before notice of Acceleration may be delivered or (y) that has become due prior to its stated maturity,” after the phrase “any other Indebtedness” at the end of subclause (ii) of Section 2(b) of the Waiver and Consent,

(v)         deleting the phrase “until the Extended Delivery Date” in the first sentence of Section 2(c) of the Waiver and Consent and substituting therefor the phrase “until the earlier of the Extended Delivery Date and the 15th day following the first date on which all Quarterly Financial Statements have been delivered (such earlier date, the “Extension Date”)”,

(vi)      deleting the phrase “Extended Delivery Date” each time such phrase appears in the second sentence of Section 2(c) of the Waiver and Consent and substituting therefor the phrase “Extension Date”, and

(vii)        inserting the phrase “(provided that this subclause (iv) shall not be applicable with respect to Indebtedness (x) in respect of which a Default Notice has been given to commence a grace period that will lapse prior to the Extension Date or to declare an occurrence of an event of default before notice of Acceleration may be delivered or (y) that has become due prior to its stated maturity)” after the phrase “Section 9(e) of Credit Agreement” in subclause (iv) of Section 2(c) of the Waiver and Consent.

Section 3.                                           Conditions to Effectiveness of Consent Extension.  This Consent Extension shall become effective on the date (such date, if any, the “Consent Effective Date”) the Administrative Agent shall have received this Consent Extension executed and delivered by a

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duly authorized officer of the Parent Borrower and the requisite Lenders set forth in Section 11.1 of the Credit Agreement.  The Administrative Agent shall give prompt notice in writing to the Parent Borrower of the occurrence of the Consent Effective Date.

Section 4.                                           Effects on Loan Documents; Acknowledgement.

(a)                                 Except as expressly modified hereby, the Waiver and Consent shall continue in effect in accordance with its terms.  Except as expressly set forth herein and in the Waiver and Consent as modified hereby, this Consent Extension (i) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Domestic Collateral Agent, PRUSVI Collateral Agent or the Loan Parties under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document.  Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect as modified by this Consent Extension and the Waiver and Consent and nothing herein can or may be construed as a novation thereof.  Each Loan Party reaffirms on the Consent Effective Date its obligations under the Loan Documents to which it is party and the validity, enforceability and perfection of the Liens granted by it pursuant to the Security Documents.  This Consent Extension shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Consent Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as modified by this Consent Extension and the Waiver and Consent.

(b)                                 For the avoidance of doubt, neither this Consent Extension nor the Waiver and Consent as modified hereby constitutes an acknowledgement by the Parent Borrower or its Subsidiaries that a Restatement would result in a Default, Specified Default or Event of Default under the Loan Documents and the Parent Borrower and its Subsidiaries reserve all of their respective rights under the Loan Documents in connection therewith.

Section 5.                                           Expenses.  The Parent Borrower agrees to pay or reimburse the Administrative Agent for (1) all of its reasonable out-of-pocket costs and expenses incurred in connection with this Consent Extension, any other documents prepared in connection herewith and the transactions contemplated hereby, and (2) the reasonable fees, charges and disbursements of Latham & Watkins LLP, as counsel to the Administrative Agent.

Section 6.                                           Counterparts.  This Consent Extension may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Consent Extension by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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Section 7.                                           Applicable Law.  THIS CONSENT EXTENSION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CONSENT EXTENSION SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 8.                                           Headings.  The headings of this Consent Extension are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Consent Extension to be executed and delivered by their respective duly authorized officers as of the date first above written.

THE HERTZ CORPORATION

By:	/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Senior Vice President and Treasurer

PUERTO RICANCARS, INC.

By:	/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Treasurer

GELCO CORPORATION D/B/A GE FLEET SERVICES,
As Lender, Administrative Agent, Domestic Collateral Agent and PRUSVI Collateral Agent

By:	/s/ Ken Moore
Name: Ken Moore
Title: Vice President, Risk

LENDERS:
By signing below, you have indicated your consent to the Consent Extension

Name of Institution:

BANK OF AMERICA, N.A.

	By:	/s/ Matthew T. O’Keefe
Name: Matthew T. O’Keefe
Title: Senior Vice President